EXHIBIT 10.14

Private and confidential

Dated: 29th May, 2006

Staloudi Shipping Corporation

- and -

Deutsche Schiffsbank Aktiengesellschaft

LOAN AGREEMENT
for a secured multi-currency
loan facility of up to US$30,000,000

SCHEDULE
1.	NOTICE OF DRAWING

THIS AGREEMENT is made this 29th day of May, 2006

BETWEEN

(1)
STALOUDI SHIPPING CORPORATION, a company organised and existing under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (hereinafter the “Borrower” which expression shall include its permitted successors and assigns); and

(2)
DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT, Bremen and Hamburg, acting through its office in Bremen, Domshof 17, 28195 Bremen, Federal Republic of Germany, (hereinafter called the “Bank” which expression shall include its successors and permitted assigns).

BY WHICH IT IS AGREED

1.	PURPOSE AND LOAN AMOUNT

This Agreement sets out the terms and conditions upon which the Bank will make available to the Borrower a floating interest rate loan facility (with currency option in relation to Tranche A only) in the sum of up to the lesser of (i) US$30,000,000 (United States Dollars thirty million) (hereinafter called the “Loan” which expression shall also mean the balance thereof at any time outstanding hereunder and in the currencies it is then denominated) and (ii) 80% of the market value of the Vessel as determined at around the time of the Drawdown Date pursuant to Clause 10.3, for the purpose of partly financing the construction cost of the Vessel (as hereinafter defined), such loan facility to be made by way of two (2) Tranches as follows:

(a)
Tranche A in the amount of up to Twenty five million five hundred thousand Dollars ($25,500,000) or the equivalent thereof in an Alternative Currency (hereinafter called “Tranche A”, which expression shall also mean the balance thereof at any time outstanding hereunder and in the currency it is then denominated); and

(b)
Tranche B in the amount of up to Four million five hundred thousand Dollars ($4,500,000) (hereinafter called “Tranche B”, which expression shall also mean the balance thereof at any time outstanding hereunder, and together with Tranche A, the “Tranches”).

2.	CURRENCY DENOMINATION OF THE LOAN

2.1
Subject to the conditions and provisions of this Agreement, the whole amount of the Loan shall be advanced in Dollars or at the Borrower’s written request Tranche A shall be advanced in another Alternative Currency as provided in Clause 2.3 and Tranche B shall be advanced in Dollars.

2.2	In this Agreement the following terms shall have the meanings given to them below:

“Alternative Currency” means any of the Canadian Dollars, Dollars, Euro, Swiss Francs, Sterling Pounds and Japanese Yen which are freely transferable and freely convertible and available to the Bank in the London Interbank Eurocurrency Market or, as the case may be within the zone of the European Economic and Monetary Union;

“Banking Day” means a day (other than a Saturday or Sunday) on which banks and financial markets in London, Frankfurt/Main, Hamburg and Bremen are open for business and, in respect of a day on which a payment is required to be made hereunder, a day on which banks and financial markets are open for business in the main financial centre of the country in which such payment is to be made;

“Canadian Dollar” or “CAD” means the lawful currency of Canada;

“Conversion Notice” means a notice given from time to time by the Borrower to the Bank for the conversion of the Tranche A at the spot or forward Rate of Exchange (as the case may be) from one currency to another Alternative Currency for value on the first day of the next following Interest Period. In case of forward Conversion Notice the Borrower may cancel and/or change the same until the third Banking Day before the commencement of the next following Interest Period, bearing all costs and expenses and losses in respect thereof;

“converted into” means actually following a Conversion Notice from the Borrower or notionally converted by the Bank (as the case may be) at the Rate of Exchange for purchase in the German Foreign Exchange Market at 11:00 a.m. local time by Tranche A of the currency in which Tranche A is then denominated with the currency in which Tranche A is to be denominated at least three (3) Banking Days before and for value on the commencement of the relevant Interest Period (as the case may be);

“Dollars” and “$” means the lawful currency for the time being of the United States of America in immediately available and transferable funds or such other funds as are customary for same day settlement of international Dollar transactions;

“Drawdown Date” means the date upon which the Borrower has requested that the Loan be advanced to it pursuant to Clause 3, or thereafter the date on which the Loan is actually advanced to the Borrower hereunder;

“Euro” and “€“ means the lawful currency of the European Monetary Union as more particularly described in the Treaty in the European Union (Maastricht) 1992 and the Council Regulation 235/97 as amended from 1 January, 1999 by 1103/1997 and 974/1998 and the relevant European Community and national legislation;

“Interest Period” shall have the meaning given to it in Clause 5.1;

“Japanese Yen” and “JPY” means the lawful currency for the time being of Japan;

“Loan Currency” means in relation to Tranche A, the currency in which Tranche A is from time to time being denominated and in relation to Tranche B, Dollars;

“Manager” means for the time being Safety Management Overseas S.A., of Panama, having its registered office in Panama and an office established in Greece (32 Avenue Karamanli, POBox 70837, GR 16605 Voula, Athens) pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (as amended) or any other person appointed by the Borrower, with the consent of the Bank, as the manager of the Vessel and includes its successors in title;

“Original Dollar Amount” means such amount of principal which would then be outstanding (and whether or not then payable) had the Loan at all times been denominated in Dollars as it would have been reduced from time to time by repayments and prepayments under this Agreement if the same had been made in Dollars;

“Pledged Account” means an account of the Borrower or the Manager or any other company acceptable to the Bank (hereinafter called the “Pledgor”) opened or to be opened with the Bank whereto the Pledged Deposit shall be deposited and maintained;

“Pledged Deposit” means, an amount equal to fifteen per cent (15%) of the amount of the Loan outstanding at any relevant time under this Agreement deposited into the Pledged Account;

“Rate of Exchange” means the spot or forward (as the case may be) rate of exchange for purchase in the German Foreign Exchange Market at 11:00 hours (local time) of the relevant date of one currency by another in the amount required for the relevant transaction as such rate is determined by the Bank in its usual practice (in respect of which rate the Bank shall be guided by and shall be as near as possible to the rate of exchange published on the Reuters Screen at the relevant time) and offered to the Borrower;

“Security Documents” shall have the meaning given to them in Clause 10;

“Sterling Pounds” or “₤” means the lawful currency of the United Kingdom;

“Swiss Francs” means the lawful currency for the time being of Switzerland;

“Vessel” means the dry bulkcarrier of 87,000 dwt constructed at IHIMU Yokohama, Japan delivered to the Borrower and registered in the ownership of the Borrower under Cyprus flag with the name “STALO”.

2.3
Tranche A (or such part thereof as the Borrower and the Bank shall agree) shall be advanced or converted into an Alternative Currency available to the Bank in the London Interbank Eurocurrency Market or, as the case may be within the zone of the European Economic and Monetary Union.

2.4
The advancing or maintaining of Tranche A (or a part thereof) in an Alternative Currency is subject to the fact that the then applicable currency regulations do not, in the reasonable opinion of the Bank, adversely affect the position of the Bank in relation thereto.

2.5	If an Alternative Currency is not available (in the opinion of the Bank) to the Bank Tranche A (or the relevant part thereof) shall be denominated in Euro.

2.6
Provided that the Borrower is not in default hereunder or under the Security Documents and that the Bank has received from the Borrower a duly signed Conversion Notice not less than three (3) Banking Days prior to the Drawdown Date or the end of the first and each following Interest Period for value on the first day of the next following Interest Period, the Bank shall convert Tranche A (or such part thereof as the Borrower and the Bank shall agree) into an Alternative Currency.

2.7	Tranche A shall not be divided into more than two Alternative Currencies (including Dollar) at any time and any notice specifying otherwise shall be invalid.

2.8
In the event that Tranche A (or a part thereof) is denominated in a currency other than Dollars and the Bank should determine on the last day of each Interest Period and if such Interest Period is longer than three (3) months, at the end of each three-month interval(s) during such Interest Period (the “Adjustment Date(s)”) that Tranche A when converted (notionally) into Dollars at the spot Rate of Exchange is greater than 110% of the Original Dollar Amount on such day, the Borrower shall provide to the Bank such additional securities as shall be acceptable to the Bank (and which shall equal in value the Excess Amount, and for the purposes of this Clause “Excess Amount” shall mean that part of Tranche A, when Tranche A is converted (notionally) into Dollars at the Spot Rate of Exchange on the relevant day, by which exceeds the 105% of the Original Dollar Amount) and shall sign and execute such documents in respect thereof as it will be required under the applicable law(s) PROVIDED ALWAYS that if at any subsequent Adjustment Date Tranche A when converted (notionally) into Dollars falls below 105% of the Original Dollar Amount, the Bank shall at the request of the Borrower release such additional securities granted to the Bank hereunder.

2.9
The Borrower shall be obliged to make all payments in respect of principal of each Tranche and interest thereon and other payments (or prepayments) under this Agreement in respect of or by reference to the relevant Tranche (or such part thereof) in the relevant Loan Currency.

3.	DRAWDOWN

3.1
The Borrower may drawdown the full amount of the Loan on the Drawdown Date and in the currency(ies) specified in the Notice of Drawing referred to in Clause 3.2, such date being not later than 15th May, 2006 (the “Termination Date”) or such later date as the Bank in its sole discretion may agree in writing. Any portion of the Loan not drawn by the Termination Date shall be cancelled and shall thereafter not be available to the Borrower, unless the parties hereto agree otherwise.

3.2
The Borrower may make a request for the advance of the Loan by sending to the Bank a duly completed Notice of Drawing substantially in the form of Schedule 1 hereto (which shall be revocable up until the fourth Banking day, prior to the specified Drawdown Date - whereafter it will be irrevocable) to be received by the Bank not later than 12:00 a.m. (Hamburg/Bremen time) three (3) Banking Days prior to the Drawdown Date.

4.	TERM OF THE LOAN

4.1	The Loan is to be made available to the Borrower for a period commencing on the Drawdown Date and ending, subject to the terms and conditions of this Agreement, ten (10) years thereafter.

4.2
The period commencing on the date hereof and terminating upon all the moneys payable or to become payable at any time pursuant to this Agreement and/or the Security Documents shall have been paid and discharged in full is herein called the “Security Period”.

5.	INTEREST AND INTEREST PERIODS

5.1
The Borrower shall pay interest on the Loan (or such relevant part) in respect of each Interest Period relating thereto (hereinafter the “Interest”) on the last day of such Interest Period at the rate per annum determined by the Bank to be the aggregate (hereinafter the “Basic Rate”) of:

(a)	in the case the Loan or any part thereof is denominated in Dollars or an Alternative Currency: (i) the Margin and (ii) Libor; and

(b)	in the case Tranche A or any part thereof is denominated in Euro: (i) the Margin and Euribor.

5.2	In this Agreement:

(a)	“Interest Period” shall mean each period for the calculation of Interest in respect of the Loan (or such part thereof) ascertained in accordance with Clause 5.3 and 5.4;

(b)	“Margin” shall mean zero point fifty five per centum (0.55%) per annum;

(c)
“Libor” shall mean the rate of interest applicable to the Loan (or the relevant part thereof) for each Interest Period relative thereto and being the rate per annum determined by the Bank to be equal (rounded upwards, if necessary, to the nearest one sixty-fourth of one per centum (1/64%)) to the offered rate for deposits in Dollars or, as the case may be, the relevant for a term co-extensive with such Interest Period as set forth on the Reuters Page FRBD at approximately 11:00 a.m. London time on the second Banking Day prior to the commencement of such Interest Period; provided always that if such offer rate is not available, for whatsoever reason, on the Reuters Page FRBD at approximately 11:00 a.m. London time then Libor for such Interest Period shall mean the rate per annum determined by the Bank to be the arithmetic mean (rounded upwards, if necessary, to the nearest one sixty-fourth of one per centum (1/64%)) of the rates communicated by the Reference Banks to the Bank as the rates at which each such Reference Bank would offer a deposit in Dollars or, as the case may be, the relevant Alternative Currency for a period equal to such Interest Period in an amount equivalent to or comparable with the amount of the Loan or the relevant part (thereof) to prime banks in the London Interbank Market at approximately 11:00 a.m. London time on the second Banking Day prior to the commencement of such Interest Period; provided always, that if any of the Reference Banks fails so to communicate a rate, Libor shall be determined by reference to the rate or rates offered by the remaining Reference Bank or Reference Banks;

(d)	“Euribor” means, in relation to a particular period and to amounts denominated in Euro:

(i)
the rate for deposits in Euro equivalent to or comparable to the amount of Tranche A (or the relevant part thereof) for a period equivalent to such period at or about 11:00 a.m. (Brussels time) on the second Banking Day before the first day of such period as displayed on Reuters page 284 Euribor (or such other page as may replace such page 284 Euribor) on such system or on any other system of the information vendor for the time being; and

(ii)
if on such date no such rate is so displayed, Euribor for a period equivalent to such period shall be the arithmetic mean (rounded upwards, if necessary, to one sixty-fourth of one per centum (1/64%)) of the rates quoted to the Bank by each of the Reference Banks at the request of the Bank as such Reference Bank’s offered rate per annum to prime banks within the zone of the European Economic and Monetary Union for deposits in Euro for an amount approximately equivalent to or comparable with the amount to which Euribor is to be determined at 11:00 a.m. (Brussels time) on the second Banking Day prior to the beginning of such period for delivery on the first day of that period and for the number of days comprised therein; and

(e)	“Reference Banks” shall mean Deutsche Schiffsbank Aktiengesellschaft, The Royal Bank of Scotland, Plc. and Barclays Bank Plc.

5.3
The Borrower may by written notice to the Bank not later than 11:00 a.m. (Hamburg time) three (3) Banking Days prior to the Drawdown Date and thereafter on the second Banking Day prior to the commencement of each Interest Period select at its option in relation to the Loan (but not in relation to a part thereof) whether the length of the ensuing Interest Period shall be of one (1), three (3), six (6) or twelve (12) months or request an Interest Period of a different duration to which the Bank, in this case at its option, may agree.

If the Borrower fails to make a selection or request in respect of an Interest Period in accordance with the provisions of this Clause, the Borrower shall be deemed to have selected for such an Interest Period either a duration of six (6) months or, in case that funds in the amount of the Loan are not available for six (6) months, any other of the aforesaid periods which the Bank may reasonably and in good faith determine.

5.4
The first Interest Period in respect of the Loan shall commence on the Drawdown Date and subsequent Interest Periods shall commence forthwith upon the expiry of the previous Interest Period. Interest shall be calculated on the Loan as from the commencing date of each Interest Period to the last day of such Interest Period and shall be paid on the last day of such Interest

Period or, in the case of Interest Periods of more than six (6) months, by instalments, the first such instalment being payable six (6) months from the commencement of the Interest Period and the subsequent instalments at intervals of six (6) months thereafter or, if shorter, the period from the date of the preceding instalment until the last day of the relevant Interest Period.

5.5
In the event that a Repayment Instalment or Instalments (as such terms are defined hereinafter) fall due on a day of an Interest Period other than the last day of such an Interest Period, the Interest to be paid by the Borrower in relation to such an Interest Period shall be the aggregate of (i) the interest accruing on the Repayment Instalment or Instalments from the beginning of such Interest Period to the date when each such Repayment Instalment was made and (ii) the Interest accruing on the balance of the Loan (namely the amount of the Loan outstanding after the Repayment Instalment or Instalments have been made) from the date when the last such Repayment Instalment was made during the Interest Period in question to the last day of such an Interest Period.

5.6
In the event that the Borrower fails to pay on its due date any amount payable under this Agreement (other than of disbursements and expenses referred to in Clause 9.5) the Borrower shall pay interest (hereinafter “Default Interest”) on such sum, on demand, from the due date thereof up to the date of actual payment, at a rate (hereinafter “Default Rate”) determined by the Bank to be the aggregate of (i) one per centum (1%) p.a. and (ii) the funding cost of the Bank. If for the reason specified in Clause 5.7(b) the Bank is unable to determine a rate in accordance with the provisions of this Clause 5.6, the Default Interest on any sum not paid on its due date for payment shall be calculated at a rate determined to be one and one half per centum per annum (1-1/2%) above the aggregate of (i) the Margin and (ii) the cost of funds to the Bank.

5.7
If two Banking Days, prior to the commencement of an Interest Period, including the initial Interest Period, the Bank shall reasonably determine (such reasonable determination to be conclusive and binding upon the Borrower) that:

(a)	the relevant Loan Currency will not be available to the Bank in such amounts as are required for the funding of the Loan or the relevant part thereof for such Interest Period, or

(b)
by reason of changes affecting the London Interbank Eurocurrency Market or, as the case may be within the zone of the European Economic and Monetary Union adequate and fair means do not exist for ascertaining Libor, or Euribor, or

(c)	the applicable currency regulations do forbid, aggravate or restrict the granting or maintaining of the Loan or the relevant part thereof in the relevant Loan Currency, or

(d)
the rate at which deposits in the relevant Loan Currency are offered by the Reference Banks to prime banks in London doesn’t accurately reflect the cost of the Bank of making or maintaining the Loan or the relevant part thereof during such Interest Period, then the Bank shall forthwith give notice thereof to the Borrower, and the Borrower and the Bank shall enter into negotiations in order to find a mutually satisfactory alternative basis for the advance or, as the case may be, the continuation of the Loan. This alternative basis may include alternative currencies, alternative interest rates or alternative interest periods, but shall include a margin above the cost of the funds to the Bank equal to the Margin. If within thirty (30) days from the notice of the Bank being received by the Borrower the parties hereto have not agreed on any such alternative basis, the Loan shall be (i) if not advanced, cancelled or (ii) if advanced, repaid. The Borrower shall have the right to repay the Loan, without premium or penalty, on the last day of such thirty-days or, if agreed by the parties hereto, earlier, together with accrued interest thereon calculated on a daily basis from the expiry of the Interest Period in question up to the date of such repayment at a rate being the aggregate of (i) the Margin, (ii) the rate, or arithmetic means of rates, at which the Bank was able to fund the Loan from time to time during the period of negotiations and (iii) all other amounts due under this Agreement.

5.8
Interest and Default Interest shall be calculated on the basis of exact number of days elapsed and a year of 360 days unless Tranche A is denominated in Pounds Sterling being the lawful currency of the United Kingdom for the time being in which case Interest and Default Interest shall be calculated on the basis of exact number of days elapsed and a year of 365 days.

6.	REPAYMENT - PREPAYMENT

6.1
The Loan shall be repaid as follows: (i) Tranche A by (i) twenty (20) consecutive semi-annual Repayment Instalments, commencing with the first Repayment Instalment on the date falling six (6) months from the Drawdown Date; each of such Repayment Instalments shall be in the amount of $637,500 (six hundred thirty seven thousand five hundred) or its equivalent in the Alternative Currency in which Tranche A is at the relevant time denominated, (ii) by an additional payment of $12,750,000 (twelve million seven hundred fifty thousand) or its equivalent in the Alternative Currency in which Tranche A is at the relevant time denominated (the “Tranche A Balloon Instalment”) which shall be payable together with the last Repayment Instalment one hundred and twenty (120) months from the Drawdown Date (the “Final Maturity Date”) and (b) Tranche B by (i) twenty (20) consecutive semi-annual Repayment Instalments, commencing with the first Repayment Instalment on the date falling six (6) months from the Drawdown Date; each of such Repayment Instalments shall be in the amount of $112,500 (one hundred twelve thousand five hundred), (ii) an additional payment of $2,250,000 (two million two hundred fifty thousand) (the “Tranche B Balloon Instalment” and together with the Tranche A Balloon Instalment, the “Balloon Instalments”) which shall be payable together with the last Repayment Instalment one hundred and twenty (120) months from the Drawdown Date.

Provided always, that:

(i)	For the purpose of calculating the amount of each Repayment Instalment of Tranche A (or the relevant part thereof) in case of conversion of

Tranche A (or the relevant part thereof) from one currency into another currency, the following provisions shall apply:

aa)
in case the whole (but not part only) of Tranche A is at any time converted into one currency, the amount to be repaid on each Repayment Date subsequent to such conversion shall be equivalent to the percentage (which, in this Clause 6.1, is referred to as the “Relevant Repayment Percentage”) of the amount of Tranche A (outstanding prior to the payment of the relevant Repayment Instalment) set out in column 3 of the table below opposite to such Repayment Instalment (or such other percentages or amounts respectively as the Borrower may reasonably request and the Bank in its absolute discretion may from time to time agree) converted at the Rate of Exchange applied on the conversion of Tranche A in such currency; and

bb)
in case Tranche A is at any time denominated in two currencies, the amount to be repaid on each Repayment Date subsequent to the relevant conversion in respect of each part of Tranche A, as a proportion of the Relevant Repayment Percentage of Tranche A, shall be the same as the proportion of Tranche A which such part represents converted at the Rate of Exchange applied on the conversion of such part of Tranche A in the relevant currency:

(1) Repayment Instalment Number	(2) Number of months from the Drawdown Date	(3) Relevant Repayment Percentage (%) of the amount of Tranche A (prior to repayment due on such date)	(4) Estimated Original Dollar Amount (after repayment due on such date)
1	6	2,5000	24,862,500
2	12	2,5641	24,225,000
3	18	2,6316	23,587,500
4	24	2,7027	22,950,000
5	30	2,7778	22,312,500
6	36	2,8571	21,675,000
7	42	2,9412	21,037,500
8	48	3,0303	20,400,000
9	54	3,1250	19,762,500
10	60	3,2258	19,125,000
11	66	3,3333	18,487,500
12	72	3,4483	17,850,000
13	78	3,5714	17,212,500
14	84	3,7037	16,575,000
15	90	3,8462	15,937,500
16	96	4,0000	15,300,000
17	102	4,1667	14,662,500
18	108	4,3478	14,025,000
19	114	4,5455	13,387,500
20	120	100,0000	Ø

(i)	that in case the amount of the Loan drawn by the Borrower is less than $30,000,000 then the amount of each of the Repayment Instalments and the Balloon Instalments shall be reduced pro-rata; and

(ii)
on the Final Maturity Date the Borrower shall pay to the Bank any and all amounts then outstanding or payable under this Agreement and the Security Documents including, but without limitation, any exposure from currency fluctuations pursuant to Clause 2.

In this Agreement “Repayment Instalments” shall mean the twenty (20) consecutive semi-annual instalments described in this Clause 6.1 and in the singular shall mean any of them.

6.2	The Borrower may prepay without premium or penalty the whole or any part of the Loan on the last day of any Interest Period relating thereto, provided that:

(a)	the Bank shall have received from the Borrower not less than 10 Banking Days prior written notice of its intention to make such prepayment;

(b)	the amount of any such partial prepayment shall be equal to the amount of a Repayment Instalment or the equivalent thereof in the relevant Loan Currency or a higher integral multiple thereof;

(c)	no amount prepaid can be re-borrowed;

(d)
each prepayment shall be made together with accrued interest on the amount prepaid and all other sums payable thereon under the terms of this Agreement and if such prepayment is not made on the last day of an Interest Period relating to the amount prepaid together with any loss the Bank has suffered as a result of such a prepayment being made on a date other than the last day of an Interest Period and, for the purpose of this Clause, shall mean the difference between the applicable Libor or (as the case may be) Euribor rate for the relevant Interest Period and the interest rate the Bank may obtain by depositing the amount so prepaid; and

(e)	the amount of any such partial prepayment shall be applied against the Repayment Instalments outstanding at the time of such prepayment in direct order of maturity.

6.3
In case the Vessel becomes a Total Loss or suffers damage or is involved in an incident which may, in the reasonable opinion of the Bank, result in the Vessel being subsequently determined to be a Total Loss (i) prior to the Drawdown Date, this Agreement shall be cancelled or (ii) in case the Loan has been already advanced, the Borrower shall prepay the Loan, without penalty, premium or prepayment fee, within one hundred and twenty (120) days of such Total Loss or, as the case may be, after the date on which the incident which may, in the reasonable opinion of the Bank, result in the Vessel being subsequently determined to be a Total Loss occurred or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the Borrower (or the Bank pursuant to the Security

Documents), together with accrued interest to the date of prepayment and all other sums including, without limitation, any amounts payable by the Borrower to the Bank under this Agreement and the Security Documents. For the purpose of this Agreement a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of the Vessel, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date the Vessel was last reported;

(b)
in the case of constructive total loss of the Vessel, on the actual date and at the time notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being, (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, at the date and at the time at which a total loss is subsequently and finally adjudged by a competent court of law to have occurred;

(c)	in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Vessel;

(d)
in the case of requisition of title or other compulsory acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs (hereinafter “Compulsory Acquisition”); and

(e)
in the case of hijacking, theft, condemnation, confiscation capture, detention or seizure of the Vessel (other than where the same amounts to compulsory acquisition of the Vessel) by any government entity, which deprives the Borrower of the use of the Vessel, on the expiry of the period of sixty (60) days following the date upon which the relevant hijacking, theft, condemnation confiscation, capture, detention or seizure occurred.

7.	FEES- COMMITMENT COMMISSION

7.1	The Bank will charge to the Borrower an arrangement fee of $55,000 (Dollars fifty five thousand) which is due and payable on the Drawdown Date.

8.	PAYMENTS

8.1
Unless otherwise agreed by the Bank all moneys owed by the Borrower hereunder are payable in the currency in which they have become due and are payable free and clear of any deductions of whatsoever nature to such account and with such bank as the Bank shall notify to the Borrower from time to time.

8.2
The Borrower shall continue to be under its payment obligation pursuant hereto until the relevant amount due has been credited to the account notified by the Bank to the Borrower in accordance with Clause 8.1.

8.3
In case a payment date is not a Banking Day at the place where such payment is to be made then the payment shall be made on the first following Banking Day unless the first following Banking Day falls in the next succeeding calendar month in which case the payment shall be made on the preceding Banking Day.

8.4	All moneys received by the Bank under or pursuant to this Agreement and/or any of the Security Documents shall be applied by the Bank in the following manner:

(a)	firstly: in or towards payment of all unpaid fees and expenses which may be owing to the Bank under this Agreement or any of the Security Documents;

(b)	secondly: in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

(c)	thirdly: in or towards repayment of the Loan;

(d)
fourthly: in or towards payment to the Bank of any loss suffered by reason of any such payment in respect of principal not being effected on the last day of the Interest Period relating to the part of the Loan repaid;

(e)	fifthly: in or towards payment to the Bank of any other sums owing to it under any of the Security Documents; and

(f)	sixthly: the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.

9.	COSTS, EXPENSES AND DAMAGES

9.1	Subject to the provisions of this Agreement, the Borrower undertakes to pay to the Bank on demand:

(a)
all reasonable expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank in connection with the negotiation, preparation, execution and, where relevant registration of this Agreement and any of the Security Documents (as hereinafter defined); and

(b)
all reasonable expenses (including legal and out-of-pocket expenses) incurred by the Bank in contemplation of, or preservation of any rights under, this Agreement and/or any of the Security Documents (as hereinafter defined), or otherwise in respect of the moneys owing under this Agreement and/or any of the Security Documents (as hereinafter defined);

Provided always, that any expenses incurred by virtue of Clause 17 hereof coming into operation shall be equally borne by the Borrower and the Bank.

9.2
The Borrower shall bear all state and local taxes and dues which are levied outside the Federal Republic of Germany on the capital, the repayments, the interest and other payments, today or in future related to this Loan. This provision concerns all taxes and dues of any kind, whether of direct or indirect personal or real character (as e.g. withholding tax, income tax, capital tax, trade tax and turnover tax), whether they are levied on any payment made by the Borrower to the Bank under and in accordance with the terms of this Agreement and/or any of the Security Documents (as hereinafter defined) or on the property mortgaged to the Bank by the Borrower for reason of any legal or real events (herein collectively referred to as “taxes”). This provision must be understood in its broadest sense so as to entitle the Bank which fixes the rate of interest without regard to any non-German taxes, to pass on to the Borrower any taxes accruing outside the Federal Republic of Germany. Such taxes and dues will be charged to the Borrower also if for reason of any legal or authoritative regulations they are to be collected from the Bank. Such taxes and dues collected from the Bank must be reimbursed by the Borrower within thirty (30) days after it is informed to this effect. Any failure of the Borrower to remit to the Bank full payments required hereunder for any reason whatsoever shall constitute a default for non-payment as defined under Clause 13.

9.3
Within thirty days of each payment by the Borrower hereunder of tax or in respect of taxes, the Borrower shall deliver to the Bank evidence satisfactory to the Bank (including all relevant tax receipts) that such tax has been duly remitted to the appropriate authority.

9.4
If the Bank should become liable to any tax (other than on overall income or aggregate property) or be subject to any reserve requirement against any assets of, deposits with or loans by the Bank or special deposit requirement the result of which will be to increase the cost to the Bank of making or maintaining the Loan or to reduce the amounts of moneys otherwise receivable by the Bank hereunder in either case by an amount the Bank shall deem material, then the Borrower will pay to the Bank on demand such additional interest on the Loan as will compensate the Bank for such additional cost or such reduction (as the case may be).

9.5
All amounts so disbursed or expended by the Bank shall bear interest at 1% p.a. over the Bank’s funding cost from the 31st day after receipt of the relevant invoice by the Borrower until the time of refunding or repayment thereof.

9.6
In case interest for the Loan has been fixed and the Borrower does not take the Loan or any part thereof or does not meet with the agreed conditions precedent set out in Clause 12 or the Bank for one of the reasons mentioned under Clause 13 refuses disbursement of the Loan or the Bank prematurely demands repayment of the Loan or any part thereof in accordance with the terms of this Agreement, the Bank is entitled either to insist on performance or to withdraw from this Agreement and to claim damages for non-performance.

9.7
The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Bank, without prejudice to any of the other rights of the Bank under any of the Security Documents, against any expense or loss, which the Bank shall prove as sustained or incurred as a consequence of:

(i)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(ii)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Bank) to hedge any exposure arising under this Agreement or that part which the Bank determines is fairly attributable to this

Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

10.	SECURITIES

10.1
To secure all its obligations under this Agreement, the Borrower shall execute and deliver and/or shall procure the execution and delivery to the Bank (as the case may be) of the following Security Documents (as hereinafter defined) and notices all to be substantially in the form of the relevant Schedules attached hereto:

(a)	Mortgage

a first priority statutory Cyprus ship mortgage over the Vessel and the Deed of Covenant supplemental thereto (herein together referred to as the “Mortgage”).

(b)	Assignment of Vessel’s Insurances, Earnings and Requisition Compensation

In relation to the Vessel, a first priority assignment in respect of: (i) All claims and benefits under all insurance policies and Protection and Indemnity Insurances and the proceeds thereof which have been or will be arranged pursuant to the terms hereof and of the Mortgage. The Borrower shall execute and deliver notices of assignment and cause the Vessel’s insurers to attach such notice to the insurance policies. (ii) All charter hire, freights and other earnings or income or claims for income of the Vessel or any other amount due or to become due under any charter or other employment contract (including compensation or other indemnity) (herein “Earnings”). The Bank is entitled to notify such assignment to any relevant party at any time during the Security Period (as hereinafter defined). (iii) All sums of money or other compensation from time to time payable by reason of requisition for title or other compulsory acquisition of the Vessel, otherwise than by requisition for hire. (All the aforesaid assignments hereinafter referred to as the “Assignment”);

(c)	Manager’s Undertaking

an undertaking (the “Manager’s Undertaking”) to be executed by the Manager in favour of the Bank, whereby the Manager would agree to subordinate all and any claims it may have against the Borrower and/or the Vessel under the relevant Management Agreement or otherwise, to the claims and rights of the Bank pursuant to this Agreement, such undertaking to be in form satisfactory to the Bank; and

(d)	Account Pledge Agreement

an agreement to be made between the Pledgor and the Bank for the creation of a pledge in favour of the Bank over the Pledged Account, in form to be agreed between the Bank and the Borrower and the Pledgor.

10.2
The Mortgage, the Assignment, the Account Pledge Agreement and the Manager’s Undertaking and as the context may require this Agreement and any other documents which may now or hereafter be executed as security for the repayment of the Loan, interest thereon and Default Interest and any other moneys payable hereunder and under the Security Documents are herein collectively referred to as “the Security Documents”.

10.3
The Borrower hereby undertakes that if the aggregate of (i) the market value of the Vessel as established by an expert valuer mutually accepted to the Bank and the Borrower at the end of June and December of each year during the Security Period (provided that any such valuation is considered necessary by the Bank) and (ii) the market value of any additional security for the time being actually provided to the Bank pursuant to Clauses 2.8 and 10.3 (excluding the Pledged Deposit) falls below One hundred and twenty percent (120%) of the Loan it will within fifteen days of being notified by the Bank to the Borrower of such shortfall either:

(a)	provide the Bank with additional pledged cash deposits in favour of the Bank in an amount equal to such shortfall in an account and manner to be determined by the Bank; or

(b)
prepay (subject to, and in accordance with Clause 6) such part of the Loan as will ensure that the aggregate of (i) the market value (determined as aforesaid) of the Vessel and (ii) the market value of any such additional security is after such prepayment at least One hundred and twenty percent (120%) of the Loan.

11.	INSURANCES

11.1
The Borrower must at its cost and expense, and in accordance with the provisions of this Agreement and of the Mortgage, effect prior to Drawdown Date and maintain during the whole Security Period the insurances (herein “Insurances”) in respect of the Vessel on terms and conditions and with brokers and insurers acceptable to the Bank covering her market value but in any event in an amount not less than 115% of the Loan against:

•	hull and machinery marine and other associated risks in the London/New York and European Markets;

•	war risks with the Hellenic Mutual War Risks Association;

•
protection and indemnity (including the usual oil pollution as provided in Clause 5.1(b) of the Deed of Covenant referred to in Clause 10.1(a)) risks with a protection and indemnity association which is a member of the International Group of P&I Clubs;

•	(when applicable) lay-up insurance

•	and otherwise as set forth in more detail in the Mortgage.

11.2	At the expense of the Borrower, the Bank will take out during the Security Period a mortgagee’s interest insurance on the London Market and on conditions acceptable to the Bank in an amount equal to 110% of the amount of the Loan, provided however, that the cost of such insurance shall not exceed the cost which the Borrower would have incurred, had the Borrower taken such insurance on the same conditions of cover through its own London broker, and provided further, that if the Bank decides to effect such insurance on other conditions (German wording) the Bank shall pay the difference (if any) of the cost of such insurance cover and the London market cover.

11.3
If the Vessel navigates in an “additional Premium Area” as declared from time to time by the Hellenic Mutual War Risks Association or by insurance underwriters, the Borrower will (a) take out appropriate insurance cover and (b) notify the Bank. Failure of the Borrower to notify the Bank will not constitute an Event of Default.

12.	AVAILABILITY

12.1	The Loan will be made available as soon as the Borrower has complied with the following conditions:

(a)	the Borrower shall have accepted the terms hereof, such acceptance to be evidenced by the execution of this Agreement by a duly authorised officer or attorney on the Borrower’s behalf;

(b)	the Bank shall have obtained sufficient proof that the Borrower is duly constituted and is legally existing and in good standing pursuant to the laws of the place of its incorporation;

(c)
the Bank shall have received (i) a copy, certified by the Secretary or the Assistant Secretary or a Director of the Borrower to be a true and complete copy, of resolutions of the Board of Directors of the Borrower authorising execution of this Agreement and the Security Documents to which it is or is to be a party as well as all other relevant documents and (ii) the original of any Power of Attorney issued by the Borrower pursuant to the aforesaid resolutions;

(d)
the Bank shall have received evidence satisfactory to it that the Vessel is duly registered and documented in the name of the Borrower under Cyprus flag free and clear of any encumbrances, liens and debts of any kind or nature whatsoever with the exception of the Mortgage and the Assignment;

(e)
the agreed Security Documents and notices referred to hereinabove have been duly executed by authorised signatories, registered in accordance with the relevant laws of the place of registration and delivered to the Bank’s lawyers;

(f)
the Bank shall have received evidence satisfactory to it, that the Insurances in respect of the Vessel have been effected in accordance with the provisions of this Agreement and the Mortgage and are in effect and that the interest of the Bank in respect of such Insurances has been duly noted;

(g)	the Bank shall have obtained copies of all class certificates in respect of the Vessel;

(h)
the Bank or its lawyer shall have received evidence that all relevant governmental or quasi governmental approvals, consents or licenses as referred to herein or otherwise required in respect of the Loan and its repayment to the Bank have been obtained and are in full force and effect;

(i)	the Bank shall have received all such further documents including legal opinions as the Bank may deem reasonably necessary;

(j)
the Bank shall have received a copy (duly certified to be a true and complete) of the management agreement (herein the “Management Agreement”) in respect of the Vessel entered into between the Borrower and the Manager; and

(k)
the written confirmation (in terms satisfactory to the Bank) that the person named in Clause 23.1 has accepted its appointment by the Borrower and the Manager as their agent for the acceptance of service of legal process in respect of any proceedings hereunder and under the Security Documents.

13.	EVENTS OF DEFAULT

13.1
The Bank may by notice given to the Borrower declare that all amounts outstanding under this Agreement shall become immediately due and payable and any obligation of the Bank to make further advances shall cease automatically without any further act on the part of the Bank, if one or more of the following events (herein “Event(s) of Default”) shall occur:

(a)	if the Borrower fails to pay when is due any instalment of principal or interest or other sums payable hereunder; or

(b)
if the Borrower materially defaults in the performance or observance of any other obligation, covenant, agreement, term, undertaking, condition or provision contained in this Agreement and the Security Documents and such default is not remedied within fourteen (14) days after it was brought to the Borrower’s attention; or

(c)
if any representation or warranty made in this Agreement or in any of the Security Documents or in any certificate, statement or other document delivered in connection with the execution and delivery hereof or thereof shall prove to have been incorrect in any material respect when made; or

(d)
if the Borrower becomes insolvent or bankrupt or becomes unable to pay its debts as they mature or makes any composition with or assignment for the benefit of its creditors or applies for or consents to or sustains the appointment of an insolvency trustee or receiver in respect of its assets or a substantial part thereof or ceases or threatens to cease to carry on business; or

(e)	if the Loan or any part thereof has not been utilised for its intended purpose; or

(f)	if the Vessel without prior written approval of the Bank is sold or otherwise disposed with or abandoned (with the exception of a Total Loss), during the Security Period; or

(g)	if any other loan granted to the Borrower is in default; or

(h)
if the Borrower fails to execute and deliver any amendment to the Mortgage or any other Security Document to which is or is to be a party or other instrument reasonably judged necessary or expedient by the Bank to effectuate the intent of this Agreement to the satisfaction of the Bank; or

(i)	if it becomes unlawful for the Borrower to pay its debts under the relevant Security Documents; or

(j)	if the Mortgage does not receive the agreed priority or if its legal validity or priority is contested and defeated; or

(k)	if the Borrower’s assets pass to any person or company by way of universal succession without the prior written approval of the Bank; or

(l)	if the class of the Vessel is suspended; or

(m)
if the Borrower has not proved to the Bank within two weeks after being requested that maritime liens or rights of detention in respect of the Vessel or that all claims ranking in priority of a mortgage under any applicable law have been duly discharged and satisfied, unless such liens, rights of detention or claims are defended against in Court or sufficient security has been provided by the Borrower to the relevant third parties in respect of such liens, detention, rights and/or claims; or

(n)	if without the prior written consent of the Bank, there is a change in the beneficial ownership, control of the Borrower and the Vessel or a change of the Manager,

provided however that no demand by the Bank shall be required under this Clause 13.1 if an Event of Default under sub-Clause (d) of this Clause 13.1 shall have occurred.

14.	REPRESENTATIONS AND WARRANTIES - COVENANTS

14.1	The Borrower hereby represents and warrants that:

(a)
the execution and delivery by the Borrower and by any other party (other than the Bank) of this Agreement and the Security Documents to which each is or is to be a party is within the respective party’s corporate authority, has been duly authorised by proper corporate action and does not and will not contravene any provision of any applicable law or of the respective party’s statutes or of any agreement binding upon it;

(b)
the Borrower has obtained all approvals and consents from all relevant governmental and quasi-governmental authorities necessary under any applicable law for the execution and delivery by it of this Agreement, the Security Documents to which is or is to be a party and of any document or instrument delivered or to be delivered pursuant hereto and thereto and for the performance by it of any and all of its obligations hereunder and thereunder;

(c)
to the knowledge of the Borrower’s directors, there are no actions, suits or proceedings pending or threatened to be taken against, or affecting the Borrower or its property before any court or tribunal or before any governmental or quasi-governmental authority nor is the Borrower in default with respect to any order, writ, injunction, claim or demand of any court or any governmental or quasi-governmental authority, which may, in both the abovementioned cases, substantially affect its solvency or its ability to pay its debt or perform its obligations or affect a substantial part of its property;

(d)
this Agreement, the consummation of the transactions herein contemplated and the fulfilment of the terms hereof and the compliance by the Borrower with all of the terms and conditions of this Agreement and the Security Documents to which is or is to be a party and all documents and instruments referred to herein and/or delivered pursuant hereto or thereto will not result in any breach by it of the terms, conditions or provisions of, or constitute a default under its corporate papers, any indenture, a bank loan or credit agreement or instrument by which the Borrower is bound and will not result in the creation of any lien, charge or encumbrance (other than the Mortgage and the Assignment) upon any of its property or assets;

(e)	the Borrower is duly incorporated and legally existing and in good standing under the law of the place of its incorporation;

(f)
the Borrower will not engage itself in any further business resulting in any obligation whatsoever other than those incurred in the ordinary course of its business or in connection with the operation of the Vessel;

(g)
any proceedings taken in relation to this Agreement and the Security Documents, the choice of the laws as outlined in Clause 24 and any judgment obtained in relation to this Agreement will be recognised and enforced;

(h)
to the extent that it may in any relevant jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction;

(i)	except with the prior consent of the Bank, the Borrower will, neither by single transaction nor by a series of transactions whether related or not and whether voluntarily or involuntarily, entered into, sell, transfer, lease or otherwise dispose of all or of a substantial part of its assets;

(j)
except with the prior consent of the Bank, the Borrower will not enter into any amalgamation, merger or consolidation with any other party or do or consent to be done anything analogous to the foregoing;

(k)	the Borrower by entering this Agreement and the other Security Documents is acting on its own behalf and for its own account; and

(l)	it has complied with all legal, quasi-legal or other requirements (including compliance with the provisions of the ISM Code) relative to or imposed upon its business and/or the Vessel.

14.2	The above representations and warranties shall be deemed repeated as of each date throughout the Security Period.

14.3	The Borrower hereby covenants and undertakes with the Bank to immediately notify the Bank if:

(a)	the Borrower’s entire business is substantially reduced, the operation of the Vessel is suspended or laid-up for more than two months or a change in the Vessel’s management occurs;

(b)	the Vessel is deleted from her present ships’ register or loses the right to fly the flag of her home country;

(c)	the Vessel is arrested or put to public auction or the Borrower otherwise wholly or partly loses its power of disposal of the Vessel;

(d)	the Vessel becomes involved in maritime or other court proceedings or is being encumbered with a mortgage by court order;

(e)	the Vessel sustains an average damage or has been salvaged from distress at sea or has made use of third party assistance;

(f)	maritime liens, a right of retention or claims due under ship mortgages are put forward against the Vessel;

(g)	the Vessel has become a Total Loss (as defined in the Mortgage), has been abandoned or becomes unworthy for repair; and

(h)	the Vessel has lost her assigned classification.

14.4
The Borrower hereby undertakes with the Bank that as and from the date of this Agreement and throughout the Security Period, without the prior written consent of the Bank (not to be unreasonably withheld) the Borrower:

(a)
shall not incur or agree to incur any indebtedness or material liability (whether by way of loan, credit facilities or otherwise) nor shall it make any commitments other than those occurring in the ordinary course of the trading or the management of the Vessel;

(b)
subject to Clause 13.1(m), shall not issue or agree to issue or procure the issue of any guarantee in favour of any person or legal entities other than in connection with the ordinary trading and operation of the Vessel;

(c)	shall not mortgage, charge or otherwise encumber the Vessel, her Insurances or her Earnings or any of its other assets or rights other than in favour of the Bank;

(d)	shall not issue any further shares in its capital;

(e)	shall not make any payment of principal or interest to any of its shareholders in respect of any loans or loan capital made available to it by such shareholders;

(f)
so long as an Event of Default has occurred and is continuing, shall not declare or pay any dividends upon any of its outstanding shares or stock or otherwise dispose of any assets to any of its shareholders in cash or in any other manner;

(g)
shall not pay out of its funds to any company or person except in connection with the administration of the Borrower, the management and the operation and/or repair of the Vessel or the servicing of the Loan or as otherwise permitted by or pursuant to this Agreement and the relevant Security Document to which it is a party;

(h)	shall not permit any change in the ownership of its share capital (or any part hereof) and/or any change in the ownership or the management of the Vessel; and

(i)	shall not appoint as manager of the Vessel any person other than the Manager and then upon such terms and conditions as the Bank shall in its discretion approve.

14.5
The Borrower may procure the Pledged Account to be opened by the Pledgor and the Pledged Deposit be maintained therein throughout the Security Period. The amount of the Pledged Deposit for the time being standing to the credit of the Pledged Account shall bear interest at the LIBOR for deposits in Dollars for periods equal to the Interest Periods fixed for the Loan and in an amount comparable with the amount of the Pledged Deposit; such interest to be credited to the Pledged Account at the expiry of each such period.

15.	JUDGEMENT CURRENCY

15.1
If for obtaining judgment in any court it is necessary or advisable for the Bank to convert any amount owed pursuant hereto into another currency then such conversion shall be deemed to be made at the rate of exchange prevailing the day before the Bank’s action is brought into court with prime banks in the country of such court.

15.2	If in such case due to alterations of the exchange rate the amount finally received by the Bank shall be insufficient to cover the amount owed, then the Borrower shall pay to the Bank the amount required to compensate for such remaining debt.

16.	WAIVERS

16.1
No failure or delay on the part of the Bank to exercise any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any such power or right preclude any other or further exercises thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

17.	INVALIDITY-INCREASED COST

17.1
In the event that this Agreement, the Security Documents or any of the documents or instruments which may from time to time be delivered hereunder or thereunder or any provision thereof shall be deemed invalidated by present or future law of any nation or by decision of any court this shall not effect the validity and/or enforceability of all or any other part(s) hereof or thereof and in such case the parties shall execute and deliver such other and further agreements and/or any other documents and/or instruments and do such things as the Bank in its sole reasonable discretion may deem to be necessary to carry out the intent of this Agreement.

17.2
If the result of (a) any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, directive, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies) by any governmental authority in any country the laws or regulations of which are applicable on the Bank or (b) compliance by the Bank with any request from any applicable fiscal or monetary authority (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, stock or capital adequacy, any type of liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affects the manner in which the Bank allocates capital resources to its obligations hereunder, is to:

(a)	the cost to the Bank of making the Loan or any part thereof or maintaining or funding the Loan is increased or an additional cost on the Bank is imposed; and/or

(b)
subject the Bank to taxes or change the basis of taxation (other than taxes or taxation on the overall net income of the Bank) in respect of any payments to the Bank under this Agreement or any of the other Security Documents is changed; and/or

(c)	the amount payable or the effective return to the Bank under any of the Security Documents is reduced; and/or

(d)
the Bank’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Document is reduced; and/or

(e)	require the Bank to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Security Documents is required; and/or

(f)	require the Bank to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Loan from its capital for regulatory purposes,

then and in each case the Borrower shall pay to the Bank, from time to time, upon demand, such additional moneys as shall indemnify the Bank for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.

17.3
The Bank will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 17.2 and such notification will be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same. A claim under Clause 17.2 may be made at any time and must be discharged by the Borrower within seven (7) days of demand. It shall not be a defence to a claim by the Bank under this Clause 17.2 that any increased cost or reduction could have been avoided by the Bank. Any amount due from the Borrower under this Clause 17.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

17.4
If any additional amounts are required to be paid by the Borrower to the Bank by virtue of Clause 17.2, the Borrower shall be entitled, on giving the Bank not less than five (5) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness on the fifth (5th) day from the date of receipt of such notice by the Bank. Any such notice, once given, shall be irrevocable.

18.	SURVIVAL

18.1
All of the covenants, representations and warranties made herein, in the Security Documents or in any of the documents or instruments executed and/or delivered pursuant hereto shall survive the making of the Loan and shall be binding upon the Borrower until all obligations of the Borrower arising pursuant to the terms hereof and thereof have been paid and performed in full.

19.	FURTHER ASSURANCE

19.1
The Bank reserves the right to obtain legal opinions from its counsel in any relevant country (always at the expense of the Borrower) as to the validity and enforceability of this Agreement, the Security Documents and all documents and instruments delivered pursuant thereto and the Borrower agrees and undertakes to take all such steps and actions including, but not limited to, any alterations to this Agreement, and any of the Security Documents or any other documents or instruments relating thereto as may be deemed necessary by such opinion or opinions.

20.	NOTICES

20.1	All statements, requests, consents and other notices (hereinafter called “Notices”) hereunder shall be in writing (letter or fax) in English language;

20.2
Notices addressed to either of the parties hereto shall be deemed to be received by the relevant party when received, however, in the case of a letter seven days after despatch and in the case of a facsimile with a confirmation report, on the same day, provided always that in the case of a facsimile, same was sent on a Banking Day during office hours.

20.3
If the date of despatch was not a Banking Day or the time of despatch was not during office hours such facsimile shall be deemed to have been received at the opening of business on the next Banking Day.

20.4	Notices to the Borrower shall be addressed to:

SAFETY MANAGEMENT OVERSEAS S.A.
32 Avenue Karamanli,
PO Box 70837, GR 16605 Voula,
Athens, Greece
Telefax No.: 30210 895 6900
(Attention: Mr. G. Papadopoulos)

20.5	Notices to the Bank shall be addressed to:

DEUTSCHE SCHIFFSBANK AG
Domshof 17
28195 Bremen
Federal Republic of Germany
Telefax No.: 0049 421 323539

21.	ASSIGNMENT

21.1
The Borrower may not assign all or any part of its rights or obligations hereunder without the prior written consent of the Bank. The Bank is entitled to assign all or any part of its rights hereunder, provided that the Bank shall have received the prior written consent of the Borrower for any such assignment, provided always, that (i) the Borrower shall not be responsible for any costs or expenses arising in connection with the Bank effecting any such assignment and (ii) any assignee of the Bank shall only be entitled to the benefit of the provisions of Clauses 9.2 or 9.4 to the same extent that the Bank would have been had no such assignment been made.

22.	MISCELLANEOUS

22.1
The Borrower during the lifetime of the Loan shall submit to the Bank at its own expense without being requested an income and expenditure statement in respect of the operation of the Vessel immediately after its completion and, if such statement has not been completed within six (6) months after the end of the relevant financial year to submit a provisional income and expenditure statement.

22.2	The Borrower have to procure translation made by a sworn or certified translator of all documents which are not available in English or German language.

22.3	The terms and conditions of the Security Documents shall apply and are deemed to be an integral part of this Agreement, however, in case of conflict this Agreement shall prevail.

22.4
The Bank shall maintain in accordance with its usual practice a loan account evidencing the amounts from time to time borrowed by the Borrower, owing to the Bank (in the relevant Loan Currency), and paid to the Bank (whether in respect of principal, interest or otherwise) hereunder and under the Security Documents.

23.	APPLICABLE LAW

23.1
The terms and conditions set out in this Agreement shall, unless otherwise specifically provided, be governed by and construed in accordance with the laws of the Federal Republic of Germany and the Borrower hereby submits to the jurisdiction of the Courts of the City of Hamburg. However, the Bank reserves the right to choose as place of jurisdiction any place where the Borrower has any asset or any place of business of the Borrower. The Borrower agrees that any writ, notice of judgment or other legal process or document in connection with such proceedings may be served on the Borrower by delivering the same to any person at the Borrower’s registered office or principal place of business or (without prejudice to any other method of service under applicable law) to Messrs. Safety Management Overseas S.A., (Attention: Mr. G. Papadopoulos) presently located at Alassia Building, Defteras Merarchias 13, 18535 Piraeus, Greece, who are hereby appointed as the agent of the Borrower for service of legal process in respect of any such proceedings and such service shall be deemed good service on the Borrower.

24.	CHANGE OF LAW

24.1
If the introduction of or any change in any applicable law, treaty or regulation or in the interpretation thereof by any authority charged with the administration thereof shall make it unlawful for the Bank to maintain, fund or perform its obligations under this Agreement then the Bank shall forthwith give notice thereof to the Borrower whereupon the Bank will be discharged from its obligations under this Agreement and the Borrower shall, on demand by the Bank, prepay the Loan, if permitted by applicable law, (i) at the end of the then current Interest Period or (ii) on the next day on which a payment under this Agreement is due, whatever is the earlier, together with accrued interest thereon and any other unpaid amounts due to the Bank hereunder.

25.	EXECUTION

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their duly authorised officers or attorneys as of the day and year first above written.

STALOUDI SHIPPING CORPORATION		DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

By:	/s/ George Papadopoulos	By:	/s/ Aristeidis D. Vourdas
George Papadopoulos Attorney-in-Fact		Aristeidis D. Vourdas Attorney-in-Fact

SCHEDULE 1

NOTICE OF DRAWING

To:	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT
Domshof 17,
28195 Bremen,
Federal Republic of Germany
(the “Bank”)

29th May, 2006

RE: Loan Agreement dated 29th May, 2006 made between (1) STALOUDI SHIPPING CORPORATION, of Liberia (the “Borrower”) and (b) the Bank in respect of a loan facility of up to US$30,000,000 (the “Loan Agreement”).

We refer to the Loan Agreement and hereby give you notice that we wish to draw the Loan in the amount of (US$30,000,000) (Unites States Dollars thirty million) on _______ May, 2006 and we select a first Interest Period in respect of the Loan of ________ months. The funds should be remitted to _______ [name and number of account] with _______, New York, USA.

We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes an Event of Default;

(b)
the representations and warranties contained in Clause 14 of the Loan Agreement and the representations and warranties contained in each of the other Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)
the borrowing to be effected by the drawing of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)
to the best of our knowledge and belief there has been no material adverse change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Bank in the negotiation of the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by Mr. George Papadopoulos for and on behalf of the Borrower Staloudi Shipping Corporation of Liberia, in the presence of:	) ) ) ) ) )	_____________________________ Attorney-in-Fact